Exhibit 10.26

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FIRST AMENDMENT TO OFFICE LEASE

This First Amendment to Office Lease (the “First Amendment”), dated August 14, 2012, is made by and between DOUGLAS EMMETT 2008, LLC, a Delaware limited liability company (“Landlord”), and BLACKLINE SYSTEMS, INC., a California corporation (“Tenant”).

WHEREAS,

A. Landlord, pursuant to the provisions of that certain Office Lease, dated November 22, 2010 and a certain Memorandum of Lease Term Dates and Rent dated April 21, 2011 (the “Original Memorandum”, and collectively, the “Lease”), leased to Tenant and Tenant leased from Landlord space in the property located at 21300 Victory Boulevard, Woodland Hills, California 91367 (the “Building”), commonly known as Suite 1200 (the “Existing Premises”);

B. Tenant wishes to expand its occupancy within the Building to include a lease of additional office space in the Building on the eleventh floor of the Building (the “Expansion Space”), which Expansion Space is shown on Exhibit A and will be designated as Suite 1100; and

C. The Term of the Lease for the Existing Premises expires September 30, 2017, which Term Landlord and Tenant wish to hereby extend for a period of three (3) months through December 31, 2017.

Landlord and Tenant, for their mutual benefit, wish to revise certain other covenants and provisions of the Lease.

NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the sufficiency of which Landlord and Tenant hereby acknowledge, Landlord and Tenant agree:

1. Confirmation of Defined Terms. Unless modified herein, all terms previously defined and capitalized in the Lease shall hold the same meaning for the purposes of this First Amendment.

2. Extension of Term. The Term of the Lease of the Existing Premises is hereby extended for a period of three (3) months (the “Extended Term”), from and including October 1, 2017 (the “Renewal Effective Date”), through and including midnight on December 31, 2017 (the “Termination Date”).

3. Delivery Date; Condition of the Expansion Space; Expansion Date and Expansion Term. Landlord shall deliver exclusive possession of the Expansion Space to Tenant, in broom-clean condition and free of any tenancies (and with all personal property ~~and cabling~~ of any prior occupants removed, ~~except to the extent Tenant, in its sole and absolute discretion notifies Landlord in writing prior to the execution of this First Amendment that it can utilize certain existing cabling for its information technology equipment~~ and provided that, upon the expiration of the Term or the early termination of this Lease, any new cabling or wiring installed by Tenant shall be removed in accordance with and subject to the terms of Section 7.1 c) of the Lease), on the first business day following (i) the mutual execution of this First Amendment by Landlord and Tenant and (ii) payment to Landlord of all funds due to be paid by Tenant upon execution of this First Amendment; and (iii) delivery of written evidence to Landlord of the insurance covering the Expansion Space required to be procured and maintained by Tenant under Section 19.2 of the Lease, so that Tenant may commence the construction of the Improvements (as such term is defined in Exhibit B attached hereto and incorporated herein by this reference (the “Delivery Date”)). Tenant’s occupancy of the Expansion Space from and after the Delivery Date and prior to the Expansion Date (the “Access Period”) shall be upon all of the terms and conditions of the Lease, as amended (including insurance coverage), except that Tenant shall not be obligated to pay Fixed Monthly Rent or Additional Rent for the Expansion Space, or HVAC, janitorial or security during Normal Business Hours for the Expansion Space until the Expansion Date, provided that during the Access Period Tenant shall pay for Excess HVAC in accordance with the Lease, and any above-standard janitorial services. Tenant’s contractor parking and other vendor parking during the Access Period shall be free of charge in connection with work being performed in the Expansion Space, and Landlord

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shall make available reasonably sufficient parking in the Building parking facility for such contractors and vendors. During the Access Period Tenant shall be subject to Landlord’s reasonable administrative control and supervision and Tenant shall be entitled to construct the Improvements in the Expansion Space in accordance with and subject to the terms of Exhibit B attached hereto.

If possession of the Expansion Space is not delivered by Landlord to Tenant in accordance with the terms and conditions of this First Amendment, within ten (10) business days after the Delivery Date, then Tenant shall have the right to terminate this First Amendment by giving written notice to Landlord within ten (10) calendar days after such failure. Landlord shall have three (3) days after receipt of such notice to cure such failure and, if Landlord has not cured the matter within such time period, this First Amendment shall terminate upon a second (2nd) written notice from Tenant after such failure to cure. If such notice of termination is not so given by Tenant within said ten (10) calendar day time period, then this First Amendment shall continue in full force and effect. The term of the lease of the Expansion Space under this First Amendment shall commence on December 27, 2012 (the “Expansion Date”), and shall continue through and including the Termination Date (the “Expansion Term”). Tenant shall commence the payment of Fixed Monthly Rent and Additional Rent with respect to the Expansion Space upon the Expansion Date; provided, however, notwithstanding anything to the contrary in the Lease, the Expansion Date shall be extended by the number of days on which there is any delay in the construction of the Improvements resulting from Landlord Delay (as defined below) or Force Majeure (as defined in the Lease). Tenant shall be entitled to possess, occupy, improve and use the entire Expansion Space as of the Delivery Date and Tenant shall have no obligation to pay Fixed Monthly Rent or Additional Rent for the Expansion Space until the Expansion Date. As used herein, a “Landlord Delay” shall mean any actual delay in the completion of the Improvements as a result of Landlord’s breach or material default under this First Amendment (including, without limitation, any breach of representation or warranty); any delays relating to any of the matters specified in Section 5.3 of Exhibit B attached hereto; any failure to respond to any items required to be furnished or approved by Landlord within a time period expressly set forth in this First Amendment or the Lease (unless a deemed approval is specified, in which case no Landlord Delay shall be assessed); Landlord’s failure to allow contractors access to the Building or Premises as scheduled in advance with the Building’s property manager or Landlord’s request for material changes in the final Plans and Specifications after Landlord’s approval thereof (unless such request was caused by an error or omission by Tenant), provided, however, that notwithstanding the foregoing, no Landlord Delay shall be deemed to have occurred unless and until Tenant has delivered to Landlord a factually correct written notice (the “Landlord Delay Notice”), specifying the bona fide action or inaction which Tenant contends constitutes the Landlord Delay. If such action or inaction is not cured by Landlord within two (2) business days of Landlord’s receipt of such Landlord Delay Notice, then the Landlord Delay shall be deemed to have occurred as of the expiration of such two (2) business day period. A delay in construction of the Improvements due to a Tenant Delay (as defined in Exhibit B to the Lease), any Force Majeure event or a delay by any governmental authority (including but not limited to the City of Los Angeles) shall not be deemed a Landlord Delay. Any Landlord Delay Notice shall be sent to the notice address set forth in the Lease with copies to (a) to the property manager at the management office of the Building; and to (b) Douglas Emmett Management LLC, 808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401, Attention: Leasing Legal Department Manager.

Except as otherwise set forth in this First Amendment, Landlord shall deliver the Expansion Space to Tenant, and Tenant shall accept the Expansion Space, in its “as-is” condition, subject to Landlord’s obligations under the Lease and this First Amendment, and subject to any latent defects of which Tenant notifies Landlord in writing within twelve (12) months after the date of delivery of the Expansion Space to Tenant, and subject to the following representations and warranties by Landlord as of the Delivery Date: (a) the Building and mechanical systems serving the Expansion Space shall be in proper working order and repair; and (b) the Building systems serving the Expansion Space shall provide electrical and HVAC capacity for standard office use consistent with Class A buildings in the Woodland Hills Area, provided that (i) occupancy in the Expansion Space is, on average, no more than six (6) persons for every 1,000 square feet of Usable Area in the Expansion Space and (ii) Tenant does not use in the Expansion Space any above-standard equipment that, in the aggregate with Tenant’s other electrical equipment in the Expansion Space, consumes above-standard levels of electricity or otherwise overloads the Building’s electrical systems or creates any safety hazards. Tenant may increase its permissible occupancy density ratio in the Expansion Space after this First Amendment is executed from six (6) per 1,000 square feet of Usable Area in the Expansion Space to up to seven (7) persons per 1,000 square feet of Usable Area in the Expansion Space, on average, as long as Tenant pays for installation of additional VAV boxes, to the extent reasonably necessary as a result of such increase to reasonably accommodate the Building systems requirements of the increased density. In such event, Tenant shall deliver notice to Landlord and promptly thereafter Landlord and Tenant shall meet and confer to reasonably agree upon the contractor to perform the work and the plans and specifications for such work.

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Landlord and Tenant acknowledge the existence of certain wiring and cabling located above the ceiling in the Expansion Space that was used by prior occupants of the Expansion Space but not removed. Tenant shall remove the wiring and cabling as part of the construction of the Improvements, the cost of which Tenant may charge against the Cabling Restoration Allowance (as defined in Exhibit B attached to this First Amendment).

Landlord and Tenant also acknowledge the existence of the fixtures and equipment in the Expansion Space kitchen (including the related ceiling vent in the kitchen). Landlord makes no representation, warranty or covenant whatsoever about the condition of the kitchen, or any of the fixtures and equipment in the kitchen (including the ceiling vent), or whether any of the same comply with applicable law in their current condition; provided however, to the extent that, at any time during the Term, Tenant’s Improvements (or any other alterations or improvements) or governmental requirements require the alteration or removal of the shaft above the ceiling vent, or such alteration or removal is otherwise required, then Landlord’s contractor shall, at Landlord’s sole cost and expense, alter or remove the shaft (together with all related restoration, repair and other work, such as, by way of example, removing the shaft from the Building in its entirety, if necessary, and restoring the other floors in the Building as a result thereof) to the extent reasonably required to accommodate the installation of Tenant’s Improvements (or any other alterations or improvements) without delaying Tenant’s construction thereof.

To Landlord’s knowledge, Landlord has received no written notice in effect as of the date of this First Amendment of any code or other legal violations relating to the Expansion Space, or relating to the Building that would increase the cost of, or time to construct, the Improvements.

4. Expansion of Premises. Provided that the demising wall is erected in the location specified on Exhibit A attached hereto, for purposes of calculating Fixed Monthly Rent and Tenant’s Share the parties hereby stipulate that the Expansion Premises contains approximately 9,271 square feet of Rentable Area and approximately 7,836 square feet of Usable Area. As of the Expansion Date, the definition of the Premises shall be revised to include both the Existing Premises and the Expansion Space, and wherever in the Lease the word “Premises” is found, it shall thereafter refer to both the Existing Premises and the Expansion Space together, as if the same had been originally included in said Lease, subject to the terms and conditions of this First Amendment. Landlord and Tenant agree that a recalculation of the Usable Area of the Expansion Space shall be made after the Expansion Date by Stevenson Systems, Inc., an independent planning firm, using the 2010 ANSI/BOMA Standard set forth collectively by the American National Standards Institute and the Building Owners and Managers Association (“ANSI/BOMA Standard”), as a guideline, and that Landlord is utilizing a deemed add-on factor of 18.31% to compute the Rentable Area of the Expansion Space. Tenant and Landlord agree to document the revised Usable Area as documented by Stevenson Systems, and the other matters specified below that will be determined upon such Usable Area being confirmed, in the Memorandum (as defined in Section 4 below). Landlord and Tenant further agree that the Rentable Area of the Expansion Space shall be calculated on the basis of 1.1831 times the estimated Usable Area, regardless of what actual common areas of the Building may be, or whether they may be more or less than 18.31% of the total estimated Usable Area of the Building, and is provided solely to give a general basis for comparison and pricing of this space in relation to other spaces in the market area. Landlord and Tenant further agree that once the Rentable Area and Usable Area of the Expansion Space have been determined as specified hereinabove, even if later either party alleges that the actual Rentable Area or Usable Area of the Expansion Space is more or less than the figures stated herein; and whether or not such figures are inaccurate, for all purposes of the Lease, the Rentable and Usable figures agreed upon shall be conclusively deemed to be the Rentable Area, or Usable Area of the Expansion Space, as the case may be.

Notwithstanding any adjustment in the Usable Area and/or Rentable Area as determined pursuant to this Section 4, and provided the demising wall is erected in the location indicated on Exhibit A attached hereto and the Expansion Space plan as depicted on Exhibit A is not modified after this First Amendment is executed, there shall be no change in the Fixed Monthly Rent due for the Expansion Space as set forth in Section 5.2, below or in Tenant’s Share as set forth in Section 6, below. As of the Expansion Date, the total Usable Area of the Premises shall be 27,983 square feet and the total Rentable Area of the Premises shall be 31,338 square feet, subject to confirmation of the Usable Area and Rentable Area as provided above.

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If the demising wall is erected in a location different from that as indicated on Exhibit A attached hereto, or if the Expansion Space plan as depicted on Exhibit A is otherwise modified after this First Amendment is executed, and if as a result the Rentable Area of the Expansion Space is increased or decreased pursuant to this Section 4 then (a) the Fixed Monthly Rent commencing on the first calendar day of the thirteenth (13th) calendar month after the Expansion Date shall be recalculated based on $2.13 per square foot of Rentable Area of the Expansion Space, per month; (b) thereafter, the Fixed Monthly Rent shall be adjusted to result in an increase of three percent (3%) per annum, cumulative over the Expansion Term; (c) as of the Expansion Date, Security Deposit for the Expansion Space shall be adjusted to an amount equal to one month’s Fixed Monthly Rent for the Expansion Space due during the last year of the Term; (d) as of the Expansion Date, if the Usable Area of the Expansion Space is increased or decreased pursuant to this Section 4, then “Tenant’s Share” as set forth herein for the Expansion Space shall be increased or decreased equally, by dividing the newly calculated Usable Area of the Expansion Space by the Usable Area of the Building; (e) the Allowance shall equal $32.50 per square foot of Rentable Area within Expansion Space; and (f) all other amounts based on the Usable Area of the Expansion Space or Rentable Area of the Expansion Space shall be adjusted appropriately. Landlord and Tenant shall promptly execute a memorandum (the “Memorandum”) confirming the finalized Delivery Date, Expansion Date, the Fixed Monthly Rent escalation dates as described in Section 5.b. below, and the other matters specified above as soon as they are determined. Tenant shall execute the Memorandum and return it to Landlord within fifteen (15) business days after receipt thereof. Failure of Tenant to timely execute and deliver the Memorandum shall constitute an acknowledgement by Tenant that the statements included in such Memorandum are true and correct.

5.	Revision in Fixed Monthly Rent.

5.1 Existing Premises.

The Fixed Monthly Rent for the Existing Premises through September 30, 2017 shall be as set forth in the Original Memorandum.

Commencing on the Renewal Effective Date, and continuing through the Termination Date, the Fixed Monthly Rent payable by Tenant for the Existing Premises shall be $[***] per month.

5.2 Expansion Space.

Commencing on the Expansion Date and continuing through the last day of the sixth (6th) month after the Expansion Date, the Fixed Monthly Rent payable by Tenant shall be $[***] per month.

Commencing on the first (1st) day of the seventh (7th) month and continuing through the last day of the twelfth (12th) month after the Expansion Date, the Fixed Monthly Rent payable by Tenant shall increase from $[***] per month to $[***] per month.

Subject to verification of the Usable Area and Rentable Area as specified in Section 4 above but only in the event the demising wall is erected in a location different from that as indicated on Exhibit A attached hereto or the Expansion Space plan as depicted on Exhibit A is otherwise modified after this First Amendment is executed and as a result the Rentable Area of the Expansion Space is increased or decreased.

Commencing on the first (1st) day of the thirteenth (13th) month after the Expansion Date and continuing through the last day of the twenty-fourth (24th) month after the Expansion Date the Fixed Monthly Rent payable by Tenant shall increase from $[***] per month to $[***] per month.

Commencing on the first (1st) day of the twenty-fifth (25th) month after the Expansion Date, and continuing through the last day of the thirty-sixth (36th) month after the Expansion Date the Fixed Monthly Rent payable by Tenant shall increase from $[***] per month to $[***] per month.

Commencing on the first (1st) day of the thirty-seventh (37th) month after the Expansion Date and continuing through the last day of forty-eighth (48th) month after the Expansion Date the Fixed Monthly Rent payable by Tenant shall increase from $[***] per month to $[***] per month.

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Commencing on the first (1st) day of the forty-ninth (49th) month after the Expansion Date and continuing through December 31, 2017, the Fixed Monthly Rent payable by Tenant shall increase from $[***] per month to $[***] per month.

Notwithstanding anything to the contrary in the Lease or this First Amendment, although the Fixed Monthly Rent payable during the time period beginning on the Expansion Date and continuing through the last calendar day of the 12th month after the Expansion Date is based on a Rentable Area that is less than the Rentable Area for the entire Expansion Space, the entire Expansion Space shall be delivered to Tenant in accordance with the terms hereof, and Tenant shall have the use and enjoyment of the entire Expansion Space.

Notwithstanding the foregoing, Tenant shall be permitted to defer [***] of the Fixed Monthly Rent due for each of the 13th, 14th, 18th, 19th, 25th, 26th, 37th and 38th full months of the Expansion Term (and if the Expansion Date occurs prior to January 1, 2013, such months would be January 2014, February 2014, June, 2014, July 2014, January 2015, February 2015, January 2016 and February 2016) (collectively, the amount of Fixed Monthly Rent deferred shall be referred to herein as the “Rent Deferral Amount”). So long as Landlord has not terminated the Lease prior to its then scheduled expiration date in accordance with the terms and conditions of the Lease as a result of a material default of Tenant under the Lease beyond all applicable notice and cure periods, the entire Rent Deferral Amount shall be abated and forgiven as of the Termination Date; provided, however, that if Landlord has terminated the Lease prior to its then scheduled expiration date in accordance with the terms and conditions of the Lease as a result of a material default of Tenant under the Lease beyond all applicable notice and cure periods, then (a) Tenant shall pay to Landlord upon demand the entire Rent Deferral Amount due for the months of the Term prior to the occurrence of such material default, and (b) Tenant shall not be entitled to any additional or future deferral of Fixed Monthly Rent.

Concurrent with Tenant’s execution and delivery to Landlord of this First Amendment, Tenant shall pay to Landlord the Fixed Monthly Rent due for the Expansion Space alone for the first month of the Expansion Term.

6. Tenant’s Share. As of the Expansion Date, subject to verification of the Usable Area and Rentable Area as specified in Section 4 above, but only in the event the demising wall is erected in a location different from that as indicated on Exhibit A attached hereto or the Expansion Space plan as depicted on Exhibit A is otherwise modified after this First Amendment is executed and as a result the Usable Area of the Expansion Space is increased or decreased, then Tenant’s Share for the Expansion Space, shall be 3.53%.

7. Modification to Security Deposit. Landlord acknowledges that it currently holds the sum of $[***] as a Security Deposit under the Lease, which amount Landlord shall continue to hold throughout the Term, in accordance with the terms and conditions of the Lease, unless otherwise applied pursuant to the provisions of the Lease. Concurrent with Tenant’s execution and tendering to Landlord of this First Amendment, and subject to adjustment under Section 4, above, but only in the event the demising wall is erected in a location different from that as indicated on Exhibit A attached hereto or the Expansion Space plan as depicted on Exhibit A is otherwise modified after this First Amendment is executed and as a result the Rentable Area of the Expansion Space is increased or decreased (in which case the additional amount of the Security Deposit shall equal the last month’s Fixed Monthly Rent for the Expansion Space), Tenant shall tender the sum of $[***], which amount Landlord shall add to the Security Deposit already held by Landlord, so that thereafter, throughout the Term, provided the same is not otherwise applied, Landlord shall hold a total of $[***] as a Security Deposit on behalf of Tenant. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other laws, statutes, ordinances or other governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in Lease Article 18 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of the Lease or the acts or omission of Tenant or any Tenant Party. As used in the Lease a “Tenant Party” shall mean Tenant, any employee of Tenant, or any agent, authorized representative, design consultant or construction manager engaged by or under the control of Tenant.

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8. Parking. Throughout the Expansion Term, with respect to the Expansion Space, Tenant shall have the right but not the obligation to purchase up to five (5) parking permits per one thousand (1,000) square feet of Rentable Area in the Expansion Space, of which one (1) parking permit shall, if designated by Tenant in Tenant’s sole and absolute discretion, be for a reserved space and the remaining shall be unreserved spaces. Commencing on the Expansion Date and continuing through June 30, 2015, Tenant shall be granted the following concessions for parking for the entire Premises (i.e., including the Existing Premises and the Expansion Space):

(a) a fifty percent (50%) discount on all parking charges for the above specified allocation of permits and any visitor validations (so long as such visitor validations are purchased by Tenant on a bulk basis in increments of $500.00).

(b) For the period beginning on July 1, 2015 and continuing through December 31, 2017, Tenant shall be granted a twenty-five percent (25%) discount on all parking charges for the above specified allocation of permits and any visitor validations (so long as such visitor validations arc purchased by Tenant on a bulk basis in increments of $500.00).

Except as modified herein, Tenant’s parking rights and obligations shall be as set forth in Article 21 of the Lease, and Tenant’s parking rights with respect to the Existing Premises shall not be reduced in any manner.

9. Miscellaneous. The Lease is hereby amended as follows (all Section and Article references shall be references to the original Lease unless specified otherwise):

9.1 Option to Extend. The Option to Extend set forth in Article 23 is amended to include the Expansion Space and to change the Termination Date to the Termination Date as defined in this First Amendment.

9.2 Right of First Offer/Right of First Refusal. The Right of First Offer and Right of First Refusal set forth in Article 24 shall remain in full force and effect except that the Right of First Refusal Period is hereby extended until midnight on September 30, 2014.

9.3 Termination Option. The Termination Option set forth in Article 25 shall remain in full force and effect and shall include the Expansion Space, except that: (a) the “Early Termination Date” shall mean September 30, 2015; (b) the “Notice Period Expiration Date”, shall mean December 31, 2014; (c) the termination compensation specified in Section 25.3 shall include (in addition to the amounts stated in Section 25.3) (i) any lease commission and tenant improvement costs incurred by Landlord in connection with this First Amendment, which shall be amortized over the Expansion Term on a straight line basis at an interest rate of eight percent (8%) as of the Early Termination Date, and (ii) a cancellation fee equal to three (3) months of Fixed Monthly Rent for the Expansion Space due for the calendar month in which the Early Termination Date occurs; and (d) Section 25.4 is deleted in its entirety and replace with the following, which shall be fully incorporated in the Lease as if set forth therein: “Section 25.4. Expiration of Option to Terminate Early. Provided that Tenant has not already delivered the Termination Notice specified hereinabove, then, effective on January 1, 2015, the provisions of this Article 25 shall be deemed null, void and of no further force or effect. If the Early Termination Option has not expired on its terms herein and Tenant exercises in writing the Right of First Offer under Article 25 of this Lease on or after October 1, 2014 (and ultimately leases the Expansion Space pursuant to such exercise by Tenant under Article 25), or its right to Building Top Signage under Section 20.22.1 of this Lease (provided Tenant has actually installed its Building Top Signage under such Section 20.22.1), Tenant acknowledges and agrees that the provisions of this Article 25 shall be deemed null, void and of no further force or effect upon the full mutual execution and delivery of the Expansion Amendment.”

9.4 Amendment to SNDA. Landlord shall use its most diligent efforts to deliver Lender’s written consent to this First Amendment in order to comply with Section 4(i) of the existing SNDA within thirty (30) days after this First Amendment is executed and delivered by the parties, which written consent shall include a written statement that the terms and provisions of the existing SNDA cover the entire Premises, including the Expansion Space (or in lieu of such written statement, Landlord shall use its most diligent efforts to cause Lender to execute and record an amended and restated SNDA that covers the entire Premises, including the Expansion Space).

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9.5 ADA Compliance. Landlord’s representations, warranties and covenants under Section 20.25 of the Lease are hereby ratified.

9.6 Directory Signage. Tenant may, in its sole discretion, install building standard signage per a building standard location at the entrance of the Expansion Space at Landlord’s sole cost and expense, payable by Landlord to Tenant within thirty (30) days after Landlord’s receipt of written invoice. If required by applicable law (such as, without limitation, any fire codes or regulation), or otherwise desired by Landlord, Landlord shall, at Landlord’s sole cost and expense, install building standard signage per a building standard location at the entrance of the Expansion Space. Tenant, in its sole and absolute discretion, may elect to have its names grouped in one location of the directory board, at Landlord’s sole cost and expense, in any area reasonably designated by the Landlord in addition to having such names individually listed alphabetically per one line per 1,000 rentable square feet in the Expansion Space not to exceed twenty (20) lines, subject to space availability. The signage hereunder shall be in addition, and without limitation, to the signage provided under the Lease.

9.7 Key Card Systems.

9.7.1 Exit Stairwell System. Tenant shall have the right, but not the obligation, to install a key card reader inside either or both of the interior exit stairwells on the eleventh (11th) and twelfth (12th) floors for entrance from the stairwell into the Existing Premises and the Expansion Space, all at Tenant’s sole cost and expense.

9.7.2 Elevator Card Access System. The Building elevator system currently has four (4) elevator cabs, two (2) of which currently have installed hardware with the capacity, subject to programming of the elevator operating system, to restrict access to floor(s) leased by Tenant to only Tenant and its designees who have been issued a key card or similar access key (the “Elevator Card Access System”) and two (2) which do not have such Elevator Card Access System hardware built in as of the date hereof. Promptly after this First Amendment is mutually executed and for so long as Tenant or any Affiliate leases the entire twelfth (12th) floor, at Tenant’s election in Tenant’s sole and absolute discretion, Landlord shall program the restricted access Card System for the twelfth (12th) floor at Tenant’s sole cost and expense. In addition, for any other full floors in the Building leased by Tenant (including the eleventh (11th) floor at any time during the Term (as may be extended pursuant to the Lease), Landlord shall promptly, upon notice from Tenant and at Landlord’s sole cost and expense, (a) install Elevator Card Access System hardware in the two (2) cabs that do not currently have such hardware (and such system shall be comparable to that installed in the other two (2) cabs) and Landlord shall program and activate all four (4) Elevator Card Access Systems at Landlord’s sole cost for every such full floor leased by Tenant.

9.7.3 Plans and Specifications; Restoration. The plans and specifications for the foregoing systems specified in Sections 9.7.1 and 9.7.2 (if installed) shall be subject to the prior written approval of Landlord and Tenant, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, the systems shall be programmed so that Landlord will have a “key-override” and any other reasonable access required to the Premises, including the Expansion Space (e.g. during emergencies and for janitorial service). The systems shall not interfere with or have an unreasonable adverse effect upon the Building’s security, electrical, structural or elevator systems or on any other tenants’ use of their premises. Upon the expiration of the Term or the early termination of this Lease, such systems shall be de-activated, and Tenant shall be responsible at Tenant’s cost for the removal and restoration of such systems, to the extent located within the interior of the Premises, in accordance with Section 7.1 of the original Lease. For the avoidance of doubt, Tenant shall not be required to remove or restore any of such systems to the extent located in the Building common areas (including, without limitation, in the elevators).

9.8 Expansion Space Excess HVAC; Expansion Space Supplemental HVAC. If Tenant requires Excess HVAC in the Expansion Space Tenant shall make its request during Normal Business Hours via Landlord’s commercially reasonable system, which is currently administered by providing Excess HVAC access cards to the Tenant each with a user name and pass code, which users may call into a phone center which will prompt the caller to program their access to Excess HVAC. There shall be a one (l)-hour minimum charge for Excess HVAC when such Excess HVAC is ordered. Tenant’s request shall be deemed conclusive evidence of its willingness to pay the cost for excess HVAC pursuant to this Section 9.8. Notwithstanding anything to the contrary in the Lease or this First Amendment, the cost for Excess HVAC for the Expansion Space shall not exceed Landlord’s reasonable cost thereof, which shall only

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include the actual cost of utilities charged by the 3rd-party utility provider, plus a reasonable allowance for accelerated depreciation and additional maintenance for the Building HVAC systems as a result of the Excess HVAC used by Tenant in the Expansion Space. For the avoidance of doubt, in no event shall charges for Excess HVAC include an administrative, supervision or other like fee. As of the date of this Lease, Landlord’s cost for the Expansion Space Excess HVAC (and the after-hours charge to Tenant for Excess HVAC) is $43.12 per hour, subject to changes in Landlord’s actual costs for providing Excess HVAC (which shall be substantiated in writing to Tenant).

Landlord and Tenant acknowledge the existence, as of the date hereof, of a supplemental HVAC unit located above the ceiling in the Expansion Space that was used by former occupants of the Expansion Space but not removed. Tenant shall remove the supplemental HVAC unit as part of the construction of the Improvements, the cost of which Tenant may charge against the HVAC Restoration Allowance (as defined in Exhibit B attached to this First Amendment).

9.9 Internal Staircase. Subject to Landlord’s approval of the final Plans and Specifications (as defined in Exhibit B), Tenant shall have the right but not the obligation to construct an internal staircase connecting the Existing Premises with the Expansion Space. If constructed, the staircase shall be subject to the terms of Section 7.1(c) of the Original Lease.

10. Base Year. The Base Year for the Expansion Space shall be calendar year 2013. Tenant shall have no obligation to pay Operating Expenses for the Expansion Space during the period beginning on the Expansion Date and continuing for twelve months thereafter. For the avoidance of doubt, the Expense Cap under Section 4.2 of the Lease shall also apply to the Expansion Space (in addition to the Existing Premises).

11. Acceptance of Expansion Space. Subject to the terms and conditions of this First Amendment (including, without limitation, Landlord’s covenants, representations and warranties), Tenant has made its own inspection of and inquiries regarding the Expansion Space, which is already improved. Therefore, subject to the terms and conditions of this First Amendment (including, without limitation, Landlord’s covenants, representations and warranties), Tenant accepts the Expansion Space in its “as-is” condition. Tenant further acknowledges that Landlord has made no currently effective representation or warranty, express or implied regarding the condition, suitability or usability of the Expansion Space for the purposes intended by Tenant except as set forth in this First Amendment.

12. Warranty of Authority. If Landlord or Tenant signs as a corporation or limited liability company or a partnership, each of the persons executing this First Amendment on behalf of Landlord or Tenant hereby covenants and warrants that the applicable entity executing herein below is a duly authorized and existing entity that is qualified to do business in California; that the person(s) signing on behalf of either Landlord or Tenant have full right and authority to enter into this First Amendment; and that each and every person signing on behalf of either Landlord or Tenant are authorized in writing to do so.

If either signatory hereto is a corporation, the person(s) executing on behalf of said entity shall affix the appropriate corporate seal to each area in the document where request therefor is noted, and the other party shall be entitled to conclusively presume that by doing so the entity for which said corporate seal has been affixed is attesting to and ratifying this First Amendment.

13. Broker Representation. Landlord and Tenant represent to one another that it has dealt with no broker in connection with this First Amendment other than Douglas Emmett Management, LLC and CB Richard Ellis. Landlord and Tenant shall hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation. Landlord agrees to pay all commissions due to the brokers listed above created by Tenant’s execution of this First Amendment.

14. Confidentiality. Landlord and Tenant agree that the covenants and provisions of this First Amendment shall not be divulged to anyone not directly involved in the management, administration, ownership, lending against, or subleasing of the Premises, which permitted disclosure shall include, but not be limited to, the board members, legal counsel and/or accountants of either Landlord or Tenant.

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15. Governing Law. The provisions of this First Amendment shall be governed by the laws of the State of California.

16. Reaffirmation. Landlord and Tenant acknowledge and agree that the Lease, as amended herein, constitutes the entire agreement by and between Landlord and Tenant relating to the Premises, and supersedes any and all other agreements written or oral between the parties hereto. Furthermore, except as modified herein, all other covenants and provisions of the Lease shall remain unmodified and in full force and effect.

17. Submission of Document. No expanded contractual or other rights shall exist between Landlord and Tenant with respect to the Expansion Space, as contemplated under this Amendment, until both Landlord and Tenant have executed and delivered this First Amendment, whether or not any additional rental or security deposits have been received by Landlord, and notwithstanding that Landlord has delivered to Tenant an unexecuted copy of this First Amendment. The submission of this First Amendment to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or an option for the Tenant to lease the Expansion Space, or otherwise create any interest by Tenant in the Expansion Space or any other portion of the Building other than the original Existing Premises currently occupied by Tenant. Execution of this First Amendment by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Amendment to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this document, effective the later of the date(s) written below.

LANDLORD:	TENANT:

DOUGLAS EMMETT 2008, LLC,	BLACKLINE SYSTEMS, INC.,
a Delaware limited liability company	a California corporation

By: Douglas Emmett Management, Inc.,	By: /s/ Mario Spanicciati
a Delaware corporation, its Manager	Name: Mario Spanicciati
Title: EVP, Operations

By: /s/ Michael J. Means
Michael J. Means,	Dated: 08/15/2012
Senior Vice President

Dated: 8/22/2012

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EXHIBIT A – EXPANSION SPACE PLAN

Suite 1100 at 21300 Victory Boulevard, Woodland Hills, California 91367

Rentable Area: approximately 9,271 square feet

Usable Area: approximately 7,836 square feet

[Subject to the terms of Section 4 of the First Amendment]

Warner Corporate Center/Blackline Systems, Inc./JS/August 14, 2012

A-1

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EXHIBIT B

IMPROVEMENT CONSTRUCTION AGREEMENT

CONSTRUCTION PERFORMED BY TENANT

Section 1. Tenant to Complete Construction. Tenant’s general contractor (“Contractor”) shall furnish and install within the Expansion Space, and, at Tenant’s sole option, the Existing Premises (it being expressly understood that Tenant may use the Allowance and Space Planning Allowance for either or both of the Expansion Space and/or Existing Premises) those items of general construction (the “Improvements”), shown on the final Plans and Specifications approved by Landlord. The definition of “Improvements” shall include all costs associated with completing the Improvements in accordance with applicable law, including but not limited to, space planning, design, architectural, and engineering fees, contracting, labor and material costs, municipal fees, plan check and permit costs, and document development and/or reproduction. The Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; (iii) building material manufacturer’s specifications and (iv) the Plans and Specifications.

All Tenant selections of finishes shall be indicated in the Plans and Specifications and shall be equal to or better than the minimum Building standards and specifications. Any work not shown in the Plans and Specifications or included in the Improvements such as, but not limited to, telephone service, furnishings, or cabinetry, for which Tenant contracts separately shall be subject to Landlord’s reasonable, non-discriminatory policies and shall be conducted in such a way as to not unreasonably hinder or delay the work of Improvements. Subject to Landlord’s approval of the final Plans and Specifications, Tenant shall have the right but not the obligation to construct an internal staircase connecting the Existing Premises with the Expansion Space. If constructed, the staircase shall be subject to the terms of Section 7.1(c) of the Original Lease.

1.1 Demise Work. Tenant’s Contractor shall (and Tenant may use the Allowance and Space Planning Allowance, or any part thereof, for the following):

(a) Demise the Expansion Space by erecting a demising wall separating the Expansion Space from the remaining space on the 11th floor in accordance with the Plans and Specifications;

(b) Complete all work reasonably necessary to split the Building’s systems so as to have functioning Building systems in the Expansion Space, including without limitation, the HVAC, life-safety and electrical systems in the Expansion Space (the “Systems”); and

(c) Subsequently reconnect all existing electrical, life-safety and HVAC ducting to the Expansion Space, all in accordance with Tenant’s Plans and Specifications (collectively, the “Demising Work”).

Except as provided in Section 1.1 (c), which shall be paid entirely by Tenant, Landlord and Tenant shall each pay fifty percent (50%) of the costs for the Demising Work, and Tenant may use available amounts of the Allowance and Space Planning Allowance to pay its share. If Tenant requests that a portion of the Allowance or Space Planning Allowance be applied to its share of the Demising Work costs, then Tenant shall include such request in its disbursement request under Section 5, below. With respect to Landlord’s share of the Demising Work costs. Tenant shall submit to Landlord (i) a request for payment approved by Tenant detailing the work completed; (ii) invoices from the Contractor and its subcontractors and suppliers for labor rendered and materials for the Demising Work; and (iii) mechanic’s lien releases from all of Tenant’s Agents performing the Demising Work conforming to California law. Landlord shall disburse to Tenant, in addition to the Allowance and Space Planning Allowance, Landlord’s share of the Demising Work costs upon receipt of the foregoing. Notwithstanding anything to the contrary herein, in no event shall Tenant be required to reconnect any mechanical systems, and, with respect to the side of the demising wall not in the Expansion Space, Tenant shall only be required to have such side of the wall contain studs and, without limiting the foregoing, shall not have any obligation to install drywall on the side of the wall not in the Expansion Space.

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Section 2. Tenant’s Payment of Costs. Subject to Landlord’s reimbursement as specified hereinbelow, Tenant shall bear any and all costs of the Improvements, and shall timely pay said costs directly to the Contractor. From time to time, Tenant shall provide Landlord with such evidence as Landlord may reasonably request that the Contractor has been paid in full for the work completed to-date.

In addition, Tenant shall reimburse Landlord for any and all of Landlord’s reasonable third party out of pocket costs not to exceed $[***] actually incurred in reviewing Tenant’s Plans and Specifications or for any other “peer review” work associated with Landlord’s review of Tenant’s Plans and Specifications, including, without limitation, Landlord’s reasonable third party out of pocket costs actually incurred in engaging any third party engineers, contractors, consultants or design specialists. Landlord shall engage such third parties only if reasonably necessary and shall explain to Tenant in advance in reasonable detail the need to engage them prior to doing so. Landlord shall also provide a good faith estimate of the cost of such review, the name(s) of the proposed third-party to be engaged, and shall give Tenant a reasonable opportunity to respond and modify any plans. Landlord shall use commercially reasonable efforts to engage the most cost-competitive qualified third parties. Tenant shall pay such costs to Landlord within thirty (30) days after Landlord’s delivery to Tenant of a copy of the invoice(s) for such work, up to a maximum aggregate total of $1,000.

Section 3. Lien Waiver and Releases. If any liens arise against the Expansion Space, the Existing Premises or the Building as a result of Tenant’s Improvements, Tenant shall immediately, at Tenant’s sole expense, remove such liens and provide Landlord evidence that the title to the Building and Expansion Space have been cleared of such liens, as required of Tenant under the Lease.

Section 4. Intentionally Omitted.

Section 5. Landlord’s Reimbursement of Tenant’s Costs.

5.1 Allowance. In accordance with the terms and procedures specified below, Landlord shall pay to Tenant for the Improvements, an allowance, not to exceed the sum of $32.50 per square foot of Rentable Area within Expansion Space, which shall mean 9,271 square feet, except in the event the demising wall is erected in a location different from that as indicated on Exhibit A attached hereto, or the Expansion Space plan as depicted on Exhibit A is otherwise modified after this First Amendment is executed, and as a result the Rentable Area of the Expansion Space is increased or decreased, in which case the Allowance (and Space Planning Allowance) shall be calculated as provided in Section 4 of this First Amendment (the “Allowance”). In addition to the Allowance and not a part of the Allowance, Landlord shall (a) reimburse Tenant an amount, not to exceed the sum of $0.15 per square foot of Usable Area within Expansion Space, for architectural services and space planning (the “Space Planning Allowance”); (b) an amount not to exceed $1,920.00 for the removal of a supplemental HVAC system above the Expansion Space ceiling and disconnection of the fire life safety component connected thereto, if reasonably necessary or required by applicable law (the “HVAC Restoration Allowance”); and an amount not to exceed $520.00 for the removal of a cabling and wiring above the Expansion Space ceiling (the “Cabling Restoration Allowance”). The HVAC Restoration Allowance and the Cabling Restoration Allowance each shall be separate allowances for reimbursements for the individual purposes intended and may not be comingled with the Allowance or Space Planning Allowance (and the HVAC Restoration Allowance and the Cabling Restoration Allowance may not be comingled). The removal of the supplemental HVAC and the cabling and wiring shall be performed in good workmanlike manner and Tenant shall repair any damage caused by such removal. Notwithstanding the maximum amounts of the HVAC Restoration Allowance and the Cabling Restoration Allowance referred to above, if Tenant’s Contractor engages Landlord’s preferred subcontractors for the HVAC and cabling restoration work, and if the costs for the HVAC restoration and cabling restoration work exceeds the HVAC Restoration Allowance and/or the Cabling Restoration Allowance, respectively, Landlord shall pay such excess costs by funding the excess amount to either or both the HVAC Restoration Allowance and the Cabling Restoration Allowance. Landlord’s preferred subcontractors are as follows: Southland Electrical Contractors (cabling restoration work); MK Heating & Air Inc. (HVAC restoration work); and Chubb Fire and Safety Inc. (fire life safety disconnection related to HVAC restoration, if necessary).

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The Allowance, Space Planning Allowance, HVAC Restoration Allowance and the Cabling Restoration Allowance shall be available for disbursement to the Tenant through December 31, 2013 (which date shall be extended day-for-day for each day the Expansion Date is extended beyond December 27, 2012, if any, in accordance with the terms of this First Amendment) (the “Outside Allowance Date”) and thereafter Landlord shall have no obligation to disburse any portions of the Allowance, Space Planning Allowance, the HVAC Restoration Allowance or the Cabling Restoration Allowance, provided, however, that if Tenant has complied with all of the conditions precedent required for disbursement of the Allowance, Space Planning Allowance, the HVAC Restoration Allowance and the Cabling Restoration Allowance, as applicable, prior to the Outside Allowance Date but Landlord has not yet disbursed such the amount requested then, subject to Tenant’s compliance with the terms and conditions of this Exhibit B, Tenant shall be entitled to such disbursement. Landlord shall deliver written notice to Tenant not later than thirty (30) days prior to the Outside Allowance Date if at such time there is a balance remaining in the amount of the Allowance, Space Planning Allowance, the HVAC Restoration Allowance and the Cabling Restoration Allowance available for use by Tenant. The Outside Allowance Date shall be extended day for day for each day Landlord fails to give such notice.

5.2 Use of the Allowance.

5.2.1 Allowance Items. Except as otherwise set forth in this Exhibit B, the Allowance and Space Planning Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the “Allowance Items”):

5.2.1.1 Payment of any space planning or architectural services fees and costs not to exceed $4.00 per square foot of Usable Area in the Expansion Space;

5.2.1.2 The payment of plan check permit and license fees relating to construction of the Improvements;

5.2.1.3 The costs of construction of the Improvements, including without limitation, the Demise Work, testing and inspection costs, installation of built-in work stations, floor loading reinforcement costs, hoisting and trash removal costs, and contractors’ fees and general conditions, provided that the Allowance, Space Planning Allowance, the HVAC Restoration Allowance or the Cabling Restoration Allowance, may not be applied to the purchase of furniture or equipment or cabling or wiring or any other personal property except as set forth herein. For the avoidance of doubt, the Allowance and Space Planning Allowance may be used by Tenant for either or both of the Existing Premises and/or the Expansion Space, the HVAC Restoration Allowance may be used solely for removal of the supplemental HVAC unit above the ceiling in the Expansion Space and the Cabling Restoration Allowance may be used solely for removal of the cabling and wiring above the ceiling in the Expansion Space;

5.2.1.4 The cost of any changes in the base, shell and core when such changes are required solely by the Plans and Specifications, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

5.2.1.5 The cost of any changes to the Plans and Specifications or the Improvements required by all applicable building codes, subject to Landlord’s obligations under the Lease and this First Amendment;

5.2.1.6 An amount up to $8.00 per square foot of Rentable Area in the Expansion Space for the purchase and/or installation of furniture, fixtures, equipment or cabling in the Expansion Space (including any work required to cause the supplemental HVAC units referred to in Section 9.8 of the First Amendment to be operational) (collectively, the “FF&E Items”);

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5.2.1.7 The costs of purchase and installation of supplemental HVAC units, equipment and/or systems; and 5.2.1.8 Payment of any fees and costs to approved “Tenant’s Agents,” as defined below in Section 6 (b).

5.2.2 Disbursement of the Allowance. During the construction of the Improvements, Tenant may request and Landlord shall make monthly disbursements of the Allowance, Space Planning Allowance, the HVAC Restoration Allowance or the Cabling Restoration Allowance for the Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

5.2.2.1 Disbursements. Tenant may request monthly progress payments out of the Allowance and Space Planning Allowance in accordance with this Section 5.2.2.1. In connection with the foregoing, and not more than once each calendar month, Tenant shall deliver to Landlord: (i) a request for payment approved by Tenant detailing the work completed; (ii) invoices from the Contractor and its subcontractors and suppliers for labor rendered and materials delivered to the Expansion Space and, if applicable, the Existing Premises; and (iii) conditional mechanic’s lien releases from all of Tenant’s Agents performing the Improvements for which the applicable payment is requested which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d). Within thirty (30) days after Landlord has received all of the items in the foregoing clauses (i) through (iii), Landlord shall deliver a check to Tenant payable to Tenant, or, at Tenant’s sole election, a check payable jointly to Tenant and Contractor in payment of the lesser of: (A) the amounts so requested by Tenant, less an amount, to the extent not already reflected in Tenant’s request for payment as the retention provided for in the construction contract, equal to the lesser of (i) a ten percent (10%) retention, or (ii) the retention provided for in the construction contract approved by Landlord (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Allowance and Space Planning Allowance, not including the Final Retention. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request. No retention shall be required for the HVAC Restoration Allowance or the Cabling Restoration Allowance as it is anticipated that there shall be only one disbursement for each.

5.2.2.2 Final Retention. Subject to the provisions of this Exhibit B, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Improvements, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (ii) Landlord has reasonably determined that no substandard work exists which materially adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building, and (iii) Tenant delivers to Landlord a certificate from the Architect or Contractor, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Expansion Space has been substantially completed.

5.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Allowance and Space Planning Allowance to the extent costs are incurred by Tenant for the Allowance Items, and Landlord shall only be obligated to make disbursements from the HVAC Restoration Allowance or the Cabling Restoration Allowance to the extent costs are incurred by Tenant for the permitted purposes for each.

5.3 Notwithstanding anything to the contrary in the Lease or this First Amendment, Landlord agrees to pay, at its sole cost and expense, and not from the Allowance, Space Planning Allowance, HVAC Restoration Allowance or the Cabling Restoration Allowance, any increased costs in the performance of the Improvements to the extent resulting from any of the following (each, a “Landlord TI Event”): (a) required remediation of Hazardous Materials (such as, by way of example, asbestos or mold), present in the Expansion Space or Building as of the Delivery Date, or (b) violation of any applicable law, code, rule, regulation or ordinance existing in the Building or Expansion Space, on an “as-is” and unoccupied basis, as of the date of this First Amendment, excluding any of the Improvements to be constructed, or modifications to the Expansion Space required by applicable law in connection with the installation of the Improvements to be constructed in the Expansion Space by Tenant, such as but not limited to exiting modifications

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due to the configuration of the Expansion Space as built out by Tenant or fire life safety requirements and improvements required by applicable law for the Expansion Space, or (c) any construction or design defect in the Premises or Building that is known by Landlord as of the date hereof, but that would not be reasonably discoverable by Tenant or its consultants upon a reasonable inspection, and, based on the information known to Landlord as of the date hereof, would reasonably be expected to materially delay or increase the cost (or change the scope) of the performance of the Improvements. The Contractor shall perform, at Landlord’s sole cost and expense (and not from the Allowance, Space Planning Allowance, HVAC Restoration Allowance and the Cabling Restoration Allowance), provided such costs shall be commercially reasonable, all reasonable work to the extent reasonably necessary relating to each Landlord TI Event affecting the Improvements (or any portion thereof (subject to Landlord’s prior review of the written plans and written bids therefor in reasonable detail), and Landlord shall timely and promptly pay the Contractor directly for such work within thirty (30) days after invoicing.

Section 6. Retention of Professionals; Pre-Construction Requirements and Approvals. Prior to Tenant or Contractor commencing any work:

(a) Tenant shall retain an architect/space planner, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed (the “Architect”), and which approval shall be deemed granted unless Landlord provides a reasonable disapproval prior to the third (3rd) business day after receipt by Landlord of Tenant’s proposed Architect. Notwithstanding anything to the contrary herein, Tenant may, at Tenant’s sole option, and without the need for approval by Landlord, use Wolcott as the Architect. The Architect shall prepare the Space Plan.

(b) Contractor, and its subcontractors and suppliers, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall deliver to Landlord notice of its proposed Contractor not later than ten (10) business days after the mutual execution of this First Amendment, and Landlord shall approve or reject the same within three (3) business days after the receipt of notice of Tenant’s proposed Contractor provided that such approval shall be deemed granted unless Landlord provides a reasonable disapproval prior to the third (3rd) business day after the receipt of notice of Tenant’s proposed Contractor. Notwithstanding anything to the contrary herein, Tenant may, at Tenant’s sole option, and without the need for approval by Landlord, use Pinnacle as the Contractor. Contractor shall provide Landlord with a true, complete and correct copy of the construction contract between Contractor and Tenant. So long as the same are reasonably cost competitive, Contractor shall use Landlord’s preferred fire-life safety and heating, venting, air-conditioning subcontractors for such work. All subcontractors, laborers, materialmen, and suppliers, and the Contractor, Architect and Engineers shall be known collectively as “Tenant’s Agents”. During completion of the Improvements, Tenant and Tenant’s Agents shall use commercially reasonable efforts avoid creating disputes or conflicts between any labor personnel hired by Tenant or Tenant’s Agents and unionized workforce or trades engaged in performing other work, labor or services in or about the Building or in the vicinity. If any dispute or conflict occurs, Tenant, upon demand by Landlord, shall attempt to resolve such dispute or conflict. Tenant shall indemnify and hold Landlord harmless from and against all claims, suits, demands, damages, judgments, costs, interest and expenses (including attorneys fees and costs incurred in the defense thereof) to which Landlord may be subject or suffer when the same arise out of or in connection with the use of, work in, construction to, or actions in, on, upon or about the Expansion Space by Tenant or Tenant’s agents, contractors, directors, employees, licensees, officers, partners or shareholders, including any actions relating to the installation, placement, removal or financing of the Improvements and any other improvements, fixtures and/or equipment in, on, upon or about the Expansion Space. Notwithstanding the foregoing or anything to the contrary in this First Amendment or the Lease, Tenant shall have no obligation whatsoever to use union labor (or any other labor subject to a collective bargaining agreement).

(c) All Plans and Specifications shall be subject to Landlord’s reasonable prior approval, which approval shall not be unreasonably withheld or delayed and shall be deemed granted if Landlord does not reasonably disapprove the Plans and Specifications within five (5) business days of receipt of such Plans and Specifications from Tenant. Notwithstanding anything contained in this Exhibit B to the contrary, and without limiting Landlord’s reasonable discretion to withhold its approval hereunder, it shall be deemed reasonable for Landlord to deny

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its consent to any aspect of the Plans and Specifications that (i) adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants, (ii) would violate any applicable governmental laws, rules or ordinances; (iii) would require any changes that adversely impact the base, shell and core of the Building, and/or (iv) are inconsistent with the standards of first class office buildings in the vicinity of the Building, as reasonably determined by Landlord and the Contractor. Landlord shall provide a written statement of any disapproval of any Plans and Specifications stating the reasons for Landlord’s disapproval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Plans and Specifications as set forth in this Section 6, shall be for its sole purpose and shall not imply Landlord’s approval of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Plans and Specifications are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Tenant agrees that Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Plans and Specifications. After the mutual execution and delivery of this First Amendment by Landlord and Tenant, Tenant shall promptly cause the Architect to complete the architectural and engineering drawings for the Expansion Space, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Plans and Specifications”) and shall submit the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed granted unless Landlord provides a written reasonable disapproval thereof to Tenant within five (5) business days after Landlord’s receipt of the Plans and Specifications. Tenant shall supply Landlord with two (2) copies certified by the Architect of such Plans and Specifications. If reasonably and timely requested by Landlord, Tenant shall revise the Plans and Specifications in accordance with such review and any disapproval of Landlord in connection therewith. The Plans and Specifications must be approved (which approval shall not be unreasonably withheld, conditioned or delayed, and which approval shall be deemed granted as set forth herein) by Landlord prior to the commencement of construction of the Expansion Space by Tenant. Concurrently with Tenant’s submittal of the Plans and Specifications to Landlord for its approval hereunder, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits (provided that such submission shall be at Tenant’s sole risk and shall not alter or modify Landlord’s right to reasonably approve the Plans and Specifications in accordance with the terms hereof). Tenant hereby agrees that, subject to the terms and conditions of this Exhibit B, neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy (or their substantial equivalent) for the Expansion Space and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy at no material cost to Landlord. No material changes, modifications or alterations in the Plans and Specifications may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld or delayed and shall be deemed granted unless Landlord delivers a written reasonable disapproval thereof to Tenant within five (5) business days following submission by Tenant.

(d) Prior to the commencement of the construction of the Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the construction contract with Contractor. Such breakdown shall include Contractor’s overhead, profit, and an administration fee equal to one percent (1%) of the Used Allowance (defined below), which shall be deducted from the Allowance and disbursed to Landlord’s managing agent to defray said agent’s costs for supervision of the construction, review of the Plans and Specifications by Landlord’s in-house staff and all other in-house costs incurred by Landlord with respect to the Improvements. The “Used Allowance” is defined as the portion of the Allowance (excluding the Space Planning Allowance, the HVAC Restoration Allowance or the Cabling Restoration Allowance for the calculation of this fee) actually spent by Tenant on hard costs for the Improvements, specifically not including, without limitation, any soft costs or amounts spent on FF&E Items. Notwithstanding anything to the contrary in this First Amendment or the Lease, Landlord shall not be entitled to any other fees or charges in connection with the Improvements except as otherwise provided in this Exhibit B.

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(e) Contractor shall submit to Landlord verification of public liability and workmen’s compensation insurance as required by Landlord’s Building manager (which requirements shall be delivered to Tenant in writing on or before this First Amendment is fully executed).

(f) Landlord and Tenant agree that if the Improvements are actually constructed by Tenant’s Contractor at a cost which is less than the Allowance or Space Planning Allowance, or if the supplemental HVAC removal is performed at a cost which is less than the HVAC Restoration Allowance or if the cabling and wiring removal is performed at a cost which is less than the Cabling Restoration Allowance, there shall be no monetary adjustment between Landlord and Tenant or offset against Rent or other sums owed by Tenant to Landlord under the Lease and the entire cost savings shall be retained by Landlord and relinquished by Tenant.

Section 7. Landlord’s Administration of Construction. Tenant’s Contractor and its subcontractors and suppliers shall be subject to Landlord’s reasonable administrative control and supervision. Landlord shall provide the Contractor and its subcontractors free parking in the Building parking facility and reasonable access to the Building, the Building parking facilities, the Existing Premises and the Expansion Space twenty-four (24) hours per day, seven (7) days per week, provided that Tenant and its contractors schedule such access in advance as may be reasonably requested by the Building’s property manager, so as to timely complete the Improvements; reasonable use of the freight elevators and loading docks for the movement of Contractor’s and its subcontractor’s materials and laborers free of charge. Landlord shall not charge Tenant for Contractor’s and subcontractors’ parking, elevator use, utilities or HVAC during construction of the Improvements and while such Contractor and subcontractors are performing the Improvements. Tenant’s subcontractors shall submit schedules of all work relating to the Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s subcontractors of any changes which are necessary thereto, and Tenant’s subcontractors shall substantially adhere to such corrected schedule. Tenant shall abide by all reasonable, non-discriminatory rules made by Landlord’s Building manager with respect to the storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Exhibit B. From time to time during the construction of the Improvements Tenant shall, promptly upon reasonable request from Landlord, provide reasonable progress reports to Landlord regarding the progress of the preparation of plans and specifications and the construction of the Improvements. In addition, Landlord shall have the right to inquire of Tenant from time to time regarding meetings to be held between Tenant, the Architect and the Contractor, and shall have the right to attend any such meetings. Further, Landlord shall have the right to require Tenant, Architect and the Contractor to meet with Landlord to discuss the progress of the preparation of plans and specifications and the construction of the Improvements, as deemed reasonably necessary by Landlord.

Section 8. Fixed Date for Expansion Date. Tenant acknowledges and agrees that whether or not Tenant has completed construction of the Improvements, the Expansion Date shall be as set forth in Section 3 of the First Amendment.

Section 9. Compliance with Construction Policies. During construction of the Improvements, Tenant’s Contractor shall adhere to the Construction Policies specified hereinbelow, which represent Landlord’s minimum requirements for completion of the Improvements.

CONSTRUCTION POLICIES

The following policies outlined are the construction procedures for the Building. As a material consideration to Landlord for granting Landlord’s permission to Tenant to complete the construction contemplated hereunder, Tenant agrees to be bound by and follow the provisions contained hereinbelow:

Section 10. Administration.

(a) Contractors to notify Building Office prior to starting any work. No exceptions. All jobs must be scheduled by the general contractor or sub-contractor when no general contractor is being used.

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(b) The general contractor is to provide the Building Manager with a copy of the projected work schedule for the suite, prior to the start of construction.

(c) Contractor will make sure that at least one set of drawings will have the Building Manager’s initials approving the plans and a copy delivered to the Building Office.

(d) As-built construction, including mechanical drawings and air balancing reports will be submitted at the end of each project.

(e) The HVAC contractor is to provide the following items to the Building Manager upon being awarded the contract from the general contractor:

(i)	A plan showing the new ducting layout, all supply and return air grille locations and all thermostat locations. The plan sheet should also include the location of any fire dampers.

(ii)	An Air Balance Report reflecting the supply air capacity throughout the suite, which is to be given to the Chief Building Engineer at the finish of the HVAC installation.

(f) All paint bids should reflect a one-time touch-up paint on all suites. This is to be completed approximately five (5) days after move-in date.

(g) The general contractor must provide for the removal of all trash and debris arising during the course of construction. At no time are the building’s trash compactors and/or dumpsters to be used by the general contractor’s clean-up crews for the disposal of any trash or debris accumulated during construction. The Building Office assumes no responsibility for bins. Contractor is to monitor and resolve any problems with bin usage without involving the Building Office. Bins are to be emptied on a regular basis and never allowed to overflow. Trash is to be placed in the bin.

(h) Contractors will include in their proposals all costs to include: additional security (if required), restoration of carpets, etc.

Section 11. Building Facilities Coordination.

(a) All deliveries of material will be made through the parking lot entrance.

(b) Construction materials and equipment will not be stored in any area without prior approval of the Building Manager.

(c) Only the freight elevator is to be used by construction personnel and equipment. Under no circumstances are construction personnel with materials and/or tools to use the “passenger” elevators.

Section 12. Housekeeping.

(a) Suite entrance doors are to remain closed at all times, except when hauling or delivering construction materials.

(b) All construction done on the property that requires the use of lobbies or common area corridors will have carpet or other floor protection. The following are the only prescribed methods allowed:

i)	Mylar — Extra heavy-duty to be taped from the freight elevator to the suite under construction.

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ii)	Masonite —1/4 inch Panel, Taped to floor and adjoining areas. All corners, edges and joints to have adequate anchoring to provide safe and “trip-free” transitions. Materials to be extra heavy-duty and installed from freight elevator to the suite under construction.

(c) Restroom wash basins will not be used to fill buckets, make pastes, wash brushes, etc. If facilities are required, arrangements for utility closets will be made with the Building Office.

(d) Food and related lunch debris are not to be left in the suite under construction.

(e) All areas the general contractor or their sub-contractors work in must be kept clean. All suites the general contractor works in will have construction debris removed prior to completion inspection. This includes dusting of all window sills, light diffusers, cleaning of cabinets and sinks. All common areas are to be kept clean of building materials at all times so as to allow tenants access to their suites or the building.

Section 13. Construction Requirements.

(a) All Life and Safety and applicable Building Codes will be strictly enforced (i.e., tempered glass, fire dampers, exit signs, smoke detectors, alarms, etc.). Prior coordination with the Building Manager is required.

(b) Electric panel schedules must be brought up to date identifying all new circuits added.

(c) All electrical outlets and lighting circuits are to be properly identified. Outlets will be labeled on back side of each cover plate.

(d) All electrical and phone closets being used must have panels replaced and doors shut at the end of each day’s work. Any electrical closet that is opened with the panel exposed must have a work person present.

(e) All electricians, telephone personnel, etc. will, upon completion of their respective projects, pick up and discard their trash leaving the telephone and electrical rooms clean. If this is not complied with, a clean-up will be conducted by the building janitors and the general contractor will be back-charged for this service.

(f) Welding or burning with an open flame will not be done without prior approval of the Building Manager. Fire extinguishers must be on hand at all times.

(g) All “anchoring” of walls or supports to the concrete are not to be done during normal working hours (7:30 AM—6:00 PM, Monday through Friday). This work must be scheduled before or after these hours during the week or on the weekend.

(h) All core drilling is not to be done during normal working hours (7:30 AM—6:00 PM, Monday through Friday). This work must be scheduled before or after these hours during the week or on the weekend.

(i) All HVAC work must be inspected by the Building Engineer. The following procedures will be followed by the general contractor:

i)	A preliminary inspection of the HVAC work in progress will be scheduled through the Building Office prior to the reinstallation of the ceiling grid.

ii)	A second inspection of the HVAC operation will also be scheduled through the Building Office and will take place with the attendance of the HVAC contractor’s Air Balance Engineer. This inspection will take place when the suite in question is ready to be air-balanced.

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iii)	The Building Engineer will inspect the construction on a periodic basis as well.

(j) All existing thermostats, ceiling tiles, lighting fixtures and air conditioning grilles shall be saved and turned over to the Building Engineer.

Good housekeeping rules and regulations will be strictly enforced. The building office and engineering department will do everything possible to make your job easier. However, contractors who do not observe the construction policy will not be allowed to perform within this building. The cost of repairing any damages that are caused by Tenant or Tenant’s contractor during the course of construction and not remedied within the notice and cure periods set forth in the Lease, shall be deducted from Tenant’s Allowance.

LANDLORD:	TENANT:

DOUGLAS EMMETT 2008, LLC,	BLACKLINE SYSTEMS, INC.,
a Delaware limited liability company	a California corporation

By: Douglas Emmett Management, Inc.,	By: /s/ Mario Spanicciati
a Delaware corporation, its Manager	Name: Mario Spanicciati
Title: EVP, Operations

By: /s/ Michael J. Means
Michael J. Means,	Dated: 08/15/2012
Senior Vice President

Dated: 8/22/2012